Contacts: Gary C. Forman, Chairman of the Board Pacific Financial Corporation 360.537.4061

News Release

Denise Portmann and Lori Reece Join Pacific Financial Corporation Board of Directors

ABERDEEN, WA – February 25, 2014 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today announced that Denise Portmann and Lori Reece have been appointed to its Board of Directors and the Board of Directors of the Bank of the Pacific, effective February 19, 2014. Both Reece and Portmann will stand for election by shareholders at the upcoming Annual Shareholders’ Meeting on April 24, 2014.

“We are extremely fortunate to have both Denise and Lori join our Board,” said Gary C. Forman, Chairman of the Board. “Their individual expertise and demonstrated leadership will bring unique perspectives on issues that will be of great value to our institution as we continue to position ourselves for future growth and success.”

Denise Portmann was named President and Chief Executive Officer of Bank of the Pacific on January 1, 2014. During her 13 year tenure with the Bank, she has served 10 years as Executive Vice President and Chief Financial Officer of Bank of the Pacific, and 13 years as Treasurer for the Company. Portmann has been actively involved with all aspects of operations, including expansion initiatives, such as branch acquisitions and openings and a bank merger, a capital raise and important regulatory compliance issues, including implementing and overseeing compliance with Section 404 of the Sarbanes Oxley Act.

Lori Reece is the owner of RE/MAX Whatcom County, Inc. and is recognized as one of the leaders in residential and commercial real estate in Whatcom County. Ms. Reece has received numerous regional and national accolades for her achievements by RE/MAX International. Reece is past president of Whatcom County Association of Realtors and Bellingham/Whatcom MLS, and a frequent speaker at RE/MAX International Conventions and other real estate industry events. In 2009, she received the Lifetime Achievement Award from the Whatcom County Association of Realtors. Licensed in 1980, Ms. Reece now operates 3 offices in Bellingham, Sudden Valley and Lynden and is recognized as the third largest RE/MAX broker in Washington state.

About Pacific Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of December 31, 2013, the Company has total assets of $705.0 million and operates 16 branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, Dupont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Transmitted on GlobeNewswire on February 25, 2014, at 1:00 p.m., Pacific Time.